Exhibit 10.27

Description of Discretionary Incentive Plan

The Company has a Discretionary Incentive Plan. Under the Discretionary Incentive Plan, a method is provided for a direct link between eligible employee compensation and the Company’s annual performance. Awards under the Discretionary Incentive Plan are “at-risk” based on the performance of the Company, business unit and/or location. Each Named Executive Officer (NEO) has a Discretionary Incentive Plan with an assigned target award opportunity, expressed as a dollar amount. The Discretionary Incentive Plan is individually tailored to the responsibility of the eligible employee. Certain goals of the Discretionary Incentive Plan are linked to the Company’s annual growth objectives for revenues and earnings per share growth. Other goals focus on specific financial and operational targets that have been determined by the Compensation Committee and/or Chief Executive Officer to be important for that particular employee to direct his attention to. Each performance goal is graded individually and the Discretionary Incentive Plan award represents the total of the achievements on the individual performance goals. The Chief Executive Officer approves all individual Discretionary Incentive Plans except his own, which is approved by the Compensation Committee. The Discretionary Incentive Plan is available to all NEOs and selected members of the Company’s senior management. Payouts of awards under the Discretionary Incentive Plan appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.